Exhibit 99.1

Opiant Pharmaceuticals Reports Second Quarter 2019 Financial Results and Provides Corporate Update

SANTA MONICA, Calif, August 8, 2019 – Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines for addictions and drug overdose, today reported financial results for the second quarter and six months ended June 30, 2019 and provided a corporate update.

“During the first half of 2019, we continued to achieve important progress in advancing our pipeline and we look forward to reaching additional key milestones in the second half of the year,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “With a broad pipeline that is partially funded via multiple U.S. government sources, and multiple key upcoming catalysts, we are well-positioned for continued progress with our clinical programs throughout the remainder of the year and beyond.”

David O’Toole, Chief Financial Officer of Opiant added, “The significant increase in sales of NARCAN® Nasal Spray in 2019 continues to drive expanded royalty revenue for Opiant. In addition, we generated positive net income and earnings per share in the second quarter and expect to continue this throughout 2019. Moreover, we expect our balance sheet will be further strengthened in the next approximately six months, based on the timing of the one-time milestone payment of $13.5 million due to Opiant from Emergent BioSolutions (EBS) when net sales of NARCAN® exceed $200 million in the 2019 calendar year.”

Corporate Highlights and Near-Term Milestones

•
Expanded relationship with Sanofi to include manufacturing of OPNT004 (drinabant) for the emergency treatment of Acute Cannabinoid Overdose (ACO). Opiant intends to initiate formulation development studies in the second half of 2019 with clinical trials to follow.

o
It is estimated that ACO resulted in more than one million emergency department visits in the U.S. in 2016, and this rate is expected to rise with the increasing legalization of cannabis in North America.

o	Opiant intends to reformulate drinabant for parenteral administration in an emergency department setting.

•
Initiated human use characteristic studies with the Bespak UnidoseTM Xtra device that will be used in both the confirmatory pharmacokinetic (PK) study of nasal nalmefene, OPNT003, for the treatment of opioid overdose and the potential commercialization of the product.

•	Planning for the confirmatory PK study of OPNT003; expect to report top-line data this year and file a New Drug Application for OPNT003 in 2020.

•	Initiated OPNT002 formulation selection study in Alcohol Use Disorder and began preparations for a Phase 2 study; expect to begin enrolling patients in this study later this year.

Events and Presentations

•	Developing Medical Countermeasures to Rescue Opioid-Induced Respiratory Depression Meeting

o	August 6-7, Rockville, MD
Dr. Phil Skolnick, Chief Scientific Officer, presented “Development of Intranasal Nalmefene: A High-Potency, Long-Duration Opioid Antagonist” moderated by Judith Laney, Branch Chief for Chemical Medical Countermeasures at Biomedical Advance Research and Authority (BARDA)

Exhibit 99.1

•	Wells Fargo Healthcare Conference

o	September 4-5, Boston, MA

•	21st Annual Rodman & Renshaw Global Healthcare Conference

o	September 8-10, New York, NY

•	Cantor Fitzgerald Global Healthcare Conference

o	October 2-4, New York, NY

•	Opiant R&D Investor Day

o	October 17, New York, NY

•	5th Annual Dawson James Small Cap Growth Conference

o	October 28-29, Jupiter, FL

•	10th Anniversary CNS Summit

o	October 31-November 3, Boca Raton, FL

Financial Results for the Second Quarter Ended June 30, 2019
For the three months ended June 30, 2019, Opiant recorded approximately $6.8 million in revenue, compared to approximately $3.2 million during the corresponding period of 2018. For the three months ended June 30, 2019, Opiant recognized approximately $6.1 million of revenue from the license agreement (the Adapt License) between it and Adapt Pharma Operations Limited, a subsidiary of EBS, for the sale of NARCAN® Nasal Spray, compared to approximately $3.1 million in the comparable period of 2018. The $3.0 million increase in royalty revenue was attributable to a significant increase in sales of NARCAN® Nasal Spray to approximately $73 million for the second quarter of 2019, as reported by EBS.

General and administrative expenses for the three months ended June 30, 2019, were approximately $3.7 million, compared to approximately $2.9 million in the comparable period of 2018. The increase was primarily due to a $0.9 million increase in royalty expense, a $0.2 million increase in legal, accounting and professional fees, partially offset by a $0.3 million decrease in stock-based compensation expense.

Research and development expenses for the three months ended June 30, 2019, were approximately $1.6 million, essentially flat as compared to the same period in 2018.

Net income for the three months ended June 30, 2019, was approximately $1.6 million, or $0.39 per basic and $0.31 per diluted share, compared to a net loss of approximately ($1.4) million, or a loss of ($0.52) per basic and diluted share, for the comparable period of 2018.

Financial Results for the Six Months Ended June 30, 2019
For the six months ended June 30, 2019, Opiant recorded approximately $12.2 million in revenue, compared to approximately $4.9 million during the corresponding period of 2018. For the six months ended June 30, 2019, Opiant recognized approximately $9.9 million of revenue from the license agreement between it and Adapt for the sale of NARCAN® Nasal Spray, compared to approximately $4.7 million in the comparable period of 2018. The $5.2 million increase in royalty revenue was attributable to a significant increase in sales of NARCAN® Nasal Spray to approximately $138.5 million for the six months ended June 30, 2019, as reported by EBS.

General and administrative expenses for the six months ended June 30, 2019, were approximately $7.4 million, compared to approximately $5.8 million in the comparable period of 2018. The increase was primarily due to a $1.3 million increase in royalty expense, a $0.7 million increase in legal and professional fees, a $0.4 million increase in personnel and related expense including recruiting, partially offset by a $0.8 million decrease in stock-based compensation expense.

Exhibit 99.1

Research and development expenses for the six months ended June 30, 2019, were approximately $5.2 million, compared to approximately $4.0 million in the comparable period of 2018. The increase was primarily attributable to a $1.2 million increase in third-party expenses associated with Opiant’s research and development programs, $0.4 million increase in employee related compensation expense, partially offset by a $0.4 million decrease in stock-based compensation expense.

There were no license fees recorded for the six months ended June 30, 2019. Opiant recorded $5.6 million of license fees incurred during the six months ended June 30, 2018. The license fees related to Opiant’s obligations under the License Agreement with Adapt.

Net loss for the six months ended June 30, 2019, was approximately ($0.2) million, or a loss of ($0.04) per basic and diluted share, compared to a net loss of approximately ($10.7) million, or a loss of ($4.11) per basic and diluted share, for the comparable period of 2018.

As of June 30, 2019, Opiant had cash and cash equivalents of $23.9 million, compared to approximately $24.6 million at December 31, 2018. The cash balance at June 30, 2019, does not include the full impact of the National Institute on Drug Abuse (NIDA) grant of approximately $7.4 million or the BARDA contract of approximately $4.6 million.  Opiant continues to project a cash balance in the range of $17 million to $20 million at the end of 2019.  This anticipated range does not include the one-time milestone payment of $13.5 million due to Opiant from EBS when net sales of NARCAN® by EBS exceed $200 million in the 2019 calendar year. Based on the $138.5 million in sales of NARCAN® Nasal Spray that was recently publicly reported by EBS for the six months ended June 30, 2019, and its full-year 2019 estimate of sales from $240 million to $260 million, it is possible that net sales of NARCAN® will exceed $200 million in the third quarter of 2019.  Under this scenario, Opiant would receive the one-time $13.5 million milestone payment in the fourth quarter of 2019.  Otherwise, net sales of NARCAN® will exceed $200 million in the fourth quarter of 2019, and Opiant will receive the one-time $13.5 million milestone payment in the first quarter of 2020.  Pursuant to our license agreement with EBS, in the event that this milestone is achieved, EBS will reduce the amount payable to Opiant by the remaining $2.7 million of the license fees payable.

National Emergency Department sample and United States Census Bureau figures, 2016

Conference Call Details
Thursday, August 8th @ 4:30pm Eastern Time/1:30pm Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13692263
Webcast:            http://public.viavid.com/index.php?id=135167

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing medicines for addictions and drug overdose. NIDA, a division of the National Institutes of Health, describes addictive disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. Opiant's first drug overdose product, NARCAN® Nasal Spray, is approved

Exhibit 99.1

for marketing in the U.S. and Canada by its licensee, Adapt Pharmaceuticals, now owned by Emergent BioSolutions Inc. For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 21, 2019, including under the caption titled "Risk Factors." These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:
For Investor Relations:
Lisa Sher
Senior Director of Investor Relations and Communications
Opiant Pharmaceuticals, Inc.
lsher@opiant.com
(970) 987-2654

Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746

For Media Inquiries:
Peter Duckler, W2O
pduckler@w2ogroup.com
(773) 343-3069

Exhibit 99.1

Exhibit 99.1